Exhibit 10.1

February 16, 2017

Mr. John S. White
3 Pin Oak Drive
Chadds Ford, PA 19317

Personal and Confidential

Dear Jack:

We are pleased to extend an offer of employment to you as Executive Vice President - Operations of CSS Industries, Inc. (“CSS”) reporting to Christopher Munyan - President and Chief Executive Officer. Your primary work location will be Plymouth Meeting, PA.

You acknowledge and agree that there are no other valid oral or written agreements relating to the terms and conditions of your employment with CSS as its Executive Vice President - Operations. You further represent and covenant to CSS that you are not subject or a party to any employment agreement, non-competition covenant, understanding or restriction which would prohibit or restrict you from executing this letter and performing all duties and responsibilities incidental to the position of Executive Vice President - Operations of CSS.

1.    Commencement Date - Your employment will commence on a date mutually agreed by you and CSS, but in no event later than Monday, March 13, 2017. Your employment status with CSS will be that of an employee at-will, subject to termination by either you or CSS at any time.

2.    Compensation - The compensation package for this position will be as follows:

A.    Base Salary - A base salary in the gross amount of Three Hundred Thousand Dollars ($300,000) per annum payable at such times as CSS pays its executives. There will be an annual performance review thereafter and you will then be considered for an increase in base salary, commencing April 1, 2018, consistent with the then current CSS policy.

B.    Incentive Compensation - For CSS’ fiscal year ending March 31, 2018, you will be eligible to participate in the Management Incentive Plan (“MIP”). For purposes of calculating your potential 2018 fiscal year incentive compensation, and depending on the extent of achievement of certain individual and CSS objectives, you will have the potential of earning incentive compensation based upon 60% of your base salary specified in Section 2.A. You will not be eligible to participate in the MIP for CSS’ current fiscal year ending March 31, 2017.

For CSS’ subsequent fiscal years, depending on the extent of achievement of certain individual and CSS objectives, you will have the potential of earning for a full fiscal year period incentive compensation with a target opportunity of up to 60% of your then base salary. The financial target objectives of your potential subsequent fiscal year incentive compensation will be determined based upon the applicable actual full fiscal year financial results of CSS.

C.    Equity Grants - We will recommend that you be granted a stock option to acquire 10,000 shares of CSS Common Stock (2,500 of which will vest on each anniversary of the grant until all of such shares are vested) and a time-vested stock bonus award of 10,000 restricted stock units of CSS Common Stock (5,000 of which will vest on the third anniversary of the grant and 5,000 of which will vest on the fourth anniversary of the grant), which recommendation will be provided to the Human Resources Committee (the “Committee”) of the Board of Directors of CSS for consideration at the next available date upon which the Committee considers equity grant recommendations after the date upon which you commence employment with CSS. These grants will in all respects be subject to and in accordance with the provisions of the CSS 2013 Equity Compensation Plan, and the terms of the grant letters to be provided to you at the time of the grants.

Thereafter, you will be eligible to be recommended to the Committee to receive annual equity grants, the specifics of which shall be determined at the Committee’s sole discretion.

D.    Company Automobile - You will be provided for your use a CSS-owned or leased automobile comparable to the owned or leased automobiles then made available by CSS to its Vice President-level officers.

E.    Vacation - You will be eligible to accrue four (4) weeks vacation each calendar year, in accordance with the applicable terms of CSS’ then current vacation policy.

3.    Benefits Coverage -You will be entitled to participate in those CSS benefit programs available to its officer level personnel in accordance with the applicable terms of these programs.

4.    Confidential Information.

A.    Confidentiality Agreement. You recognize and acknowledge that by reason of employment by and service to CSS, you have had and will continue to have access to confidential information of CSS and its affiliates, including, without limitation, information and knowledge pertaining to products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, computer systems and software, packaging, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between or among CSS and its affiliates and dealers, distributors, wholesalers, customers, clients, suppliers and others who have business dealings with CSS and such affiliates (“Confidential Information”). You acknowledge that such Confidential Information is a valuable and unique asset of CSS and/or its affiliates, and covenant that you will not, either during or at any time after your employment with CSS, disclose any such Confidential Information to any person for any reason whatsoever (except as your duties described herein may require or except as provided in the Reports to Government Entities clause below) without the prior written consent of the Committee, unless such information is in the public domain through no fault of you or except as provided in the Reports to Government Entities clause as provided below or as may be required by law.

                 B.        Reports to Government Entities.  Nothing in this letter, including the Confidentiality Agreement clause above, restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  You do not need the prior authorization of CSS to engage in conduct protected by this paragraph, and you do not need to notify CSS that you have engaged in such conduct.

                Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

5.    Non-Competition. During your employment with CSS, and for a period of one year thereafter, you will not, without the prior written consent of the Committee, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit your name to be used in connection with, any business or enterprise engaged within any portion of the United States or Canada (collectively, the “Territory”) (whether or not such business is physically located within the Territory) that is engaged in the creation, design, manufacture, distribution or sale of any products or services that are the same or of a similar type then manufactured or otherwise provided by CSS or by any of its affiliates during your employment with CSS (the “Business”). You recognize that you will be involved in the activity of the Business throughout the Territory, and that more limited geographical limitations on this non-competition covenant (and the non-solicitation covenant set forth in Section 6 of this letter agreement) are therefore not appropriate. The foregoing restriction shall not be construed to prohibit your ownership of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Act of 1933, provided that such ownership represents a passive investment and that neither you nor any group of persons including you in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing. We acknowledge and agree that if CSS fails to satisfy its material obligations to you under this letter agreement after you have provided CSS with at least thirty (30) days written notice of such failure, then your obligation to comply with the non-competition covenant set forth in this Section 5 shall be waived.

6.    No Solicitation. During your employment with CSS, and for a period of one year thereafter, you agree not to, either directly or indirectly, (i) call on or solicit with respect to the Business any person, firm, corporation or other entity who or which at the time of termination of your employment with CSS was, or within two years prior thereto had been, a customer of CSS or any of its affiliates, or (ii) solicit the employment of any person who was employed by CSS or by any of its affiliates on a full or part-time basis at any time during the course of your employment with CSS, unless prior to such solicitation of employment, such person’s employment with CSS or any of its affiliates was terminated. We acknowledge and agree that if CSS fails to satisfy its material obligations to you under this letter agreement after you have provided CSS with at least thirty (30) days written notice of such failure, then your obligation to comply with the non-solicitation covenant set forth in this Section 6 shall be waived.

7.    Severance Payments. Your employment status with CSS will be that of an employee at-will, and thus this employment status is subject to termination by either you or the Company at any time. However, in the event that the Company terminates your employment without cause, and subject to your compliance with the terms and conditions of this letter agreement, you will be eligible for severance payments in an amount equal to the greater of fifty-two (52) weeks of your then-current annual base salary or an amount governed by the Company’s then-current severance policy applicable to you (less applicable tax withholdings and payroll deductions). For purposes of this letter agreement, termination “without cause” means termination other than termination resulting from or related to your breach of any of your obligations under this letter agreement, your failure to comply with any lawful directive of the Company’s President and Chief Executive Officer, your failure to comply with CSS’ Code of Ethics, your conviction of a felony or of any moral turpitude crime, or your willful or intentional engagement in conduct injurious to the Company or any of its affiliates.

The foregoing payment obligation is contingent upon (x) receipt by CSS of a valid and fully effective release (in form and substance reasonably satisfactory to CSS) of all claims of any nature which you might have at such time against CSS, its affiliates and their respective officers, directors and agents, excepting therefrom only any payments due to you from CSS pursuant to this Section 7, and (y) your resignation from all positions of any nature which you may then hold with CSS and its affiliates. If you are eligible to receive the foregoing payment, such amount will be paid to you in equal installments, with such installments being paid on the then-applicable paydays for CSS executives, commencing on or about the first such payday following the termination of your employment by CSS without cause and your satisfaction of the conditions specified in the immediately preceding sentence.

8.    Equitable Relief.

A.     You acknowledge that the restrictions contained in Sections 4, 5, and 6 of this letter agreement are reasonable and necessary to protect the legitimate interests of CSS and its affiliates, that CSS would not have entered into this letter agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to CSS and its affiliates. You represent that your experience and capabilities are such that the restrictions contained in Sections 4 and 5 hereof will not prevent you from obtaining employment or otherwise earning a living at the same general level of economic benefit as is anticipated by this letter agreement. YOU FURTHER REPRESENT AND ACKNOWLEDGE THAT (i) YOU HAVE BEEN ADVISED BY CSS TO CONSULT YOUR OWN LEGAL COUNSEL IN RESPECT OF THIS LETTER AGREEMENT, (ii) THAT YOU HAVE HAD FULL OPPORTUNITY, PRIOR TO EXECUTION OF THIS LETTER AGREEMENT, TO REVIEW THOROUGHLY THIS LETTER AGREEMENT WITH YOUR COUNSEL, AND (iii) YOU HAVE READ AND FULLY UNDERSTAND THE TERMS AND PROVISIONS OF THIS LETTER AGREEMENT.

B.     You agree that CSS shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as any other remedies provided by law arising from any violation of Sections 4, 5, and 6 of this letter agreement, which rights shall be cumulative and in addition to any other rights or remedies to which CSS may be entitled. In the event that any of the provisions of Sections 4, 5, and 6 hereof should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

C.     You and CSS irrevocably and unconditionally (i) agree that any suit, action or other legal proceeding arising out of Sections 4, 5, and 6 of this letter agreement, including without limitation, any action commenced by CSS for preliminary or permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia County, Pennsylvania, (ii) consent to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waive any objection to the laying of venue of any such suit, action or proceeding in any such court.

D.     You agree that CSS may provide a copy of Sections 4, 5, and 6 of this letter agreement to any business or enterprise (i) which you may directly or indirectly own, manage, operate, finance, join, participate in the ownership, management, operation, financing, control or control of, or (ii) with which you may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which you may use or permit your name to be used.

9.     Governing Law. This letter agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

10.    Section 409A of the Code.

A.        Interpretation.  Notwithstanding the other provisions hereof, this letter agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this letter agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code.  Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and regulations thereunder.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  All payments to be made upon a termination of employment under this letter agreement that are deferred compensation may only be made upon a “separation from service” under Section 409A of the Code.  For purposes of Section 409A of the Code, each payment made under this letter agreement shall be treated as a separate payment.  In no event may you, directly or indirectly, designate the calendar year of payment.  While this letter agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, neither CSS nor any of its affiliates makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences of your receipt of any benefit or payment hereunder, including but not limited to, under Section 409A of the Code, and you are solely responsible for all taxes that may result from your receipt of the amounts payable to you under this letter agreement.
B.    Payment Delay.  To the maximum extent permitted under Section 409A of the Code, the severance benefits payable under this letter agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any amount payable to you during the six (6) month period following your separation date that does not qualify within either of the foregoing exceptions and constitutes deferred compensation subject to the requirements of Section 409A of the Code, then such amount shall hereinafter be referred to as the “Excess Amount.”  If at the time of your separation from service, CSS' (or any entity required to be aggregated with CSS under Section 409A of the Code) stock is publicly-traded on an established securities market or otherwise and you are a “specified employee” (as defined in Section 409A of the Code and determined in the sole discretion of CSS (or any successor thereto) in accordance with CSS’ (or any successor thereto) “specified employee” determination policy), then CSS shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following your separation date with CSS (or any successor thereto) for six (6) months following your separation date with CSS (or any successor thereto).  The delayed Excess Amount shall be paid in a lump sum to you within thirty (30) days following the date that is six (6) months following your separation date with CSS (or any successor thereto).  If you die during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of Section 409A of the Code, such Excess Amount shall be paid to the personal representative of your estate within sixty (60) days after your death.

C.    Reimbursements.  All reimbursements provided under this letter agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

Please confirm your understanding of the foregoing provisions by executing the enclosed counterpart of this letter and returning this executed counterpart to me.

Sincerely,
CSS Industries, Inc.

By /s/ Denise Andahazy
Denise Andahazy
Vice President - Human Resources

Agreed to and acknowledged as correct:

/s/ John S. White                     19 February 2017
John S. White                        Date of Signature